Exhibit 5

EDWARD B. WHTTEMORE

860.240.6075 DIRECT TELEPHONE

860.240.6150 DIRECT FACSIMILE

ewhittemore@murthalaw.com

April 10, 2017

Connecticut Water Service, Inc.

93 West Main Street

Clinton, CT 06412

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is being delivered to you in connection with a registration statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus, to be filed on the date hereof with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Agreement and Plan of Merger dated as of October 11, 2016, as amended on March 29, 2017 (including the schedules thereto, the “Merger Agreement”) by and among Connecticut Water Service, Inc., a Connecticut corporation (“CWS”), WC-A I, Inc., a Connecticut corporation and wholly owned subsidiary of CWS (“Merger Sub”), and The Avon Water Company, a specially chartered Connecticut corporation (“AWC”). Pursuant to the Merger Agreement, Merger Sub will merge with and into AWC (the “Merger”) in a transaction in which the existing stockholders of AWC will receive up to 525,900 shares (the “Shares”) of common stock of CWS, without par value (“CWS Common Stock”) and a specified cash payment, and in which AWC will become a wholly-owned subsidiary of CWS. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Amended and Restated Certificate of Incorporation and Bylaws of CWS and the Certificate of Incorporation and Bylaws of Merger Sub, each as currently in effect, and (iv) certain resolutions adopted by the Board of Directors of each of CWS and Merger Sub relating to the Merger Agreement, the issuance of the Shares and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of CWS, Merger Sub and AWC and such agreements, certificates of public officials, certificates of officers or other representatives of CWS, Merger Sub and AWC or others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the

Connecticut Water Service, Inc.

April 10, 2017

opinions set forth herein. We have made such other investigations of fact and law as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies. In making our examination of documents executed or to be executed by parties other than CWS or Merger Sub, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

As to various matters of fact material to our opinion, we have relied upon, and assumed the accuracy, completeness and genuineness of, the statements of fact contained in the documents we have examined or made to us by officers or employees of CWS and Merger Sub who by reason of their positions would be expected to have knowledge of such facts. Although we have made no independent investigation of any such facts, nothing has come to our attention which would lead us to believe that such facts are inaccurate.

Members of our firm are admitted to the Bar of the State of Connecticut and do not purport to be experts on, or express any opinion concerning, any law other than the laws of the State of Connecticut and the federal securities laws of the United States. The opinion below is based on the assumption that the Registration Statement will become effective under the Securities Act.

Based upon and subject to our examination of the foregoing items and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and, upon consummation of the Merger pursuant to the Merger Agreement, and the issuance of the Shares and delivery of proper stock certificates or uncertificated book entries therefor in the manner contemplated in the Merger Agreement, the Shares will constitute validly issued, fully paid and nonassessable shares of capital stock of CWS.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. This opinion is rendered only as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We undertake no obligation to update or supplement this opinion to reflect any changes in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions as set forth herein.

Connecticut Water Service, Inc.

April 10, 2017

This opinion is being delivered solely in connection with the filing of the Registration Statement in accordance with the requirements of Regulation S-K. We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of, or are in the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended. Except as provided in this paragraph, this opinion is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express written permission.

Very truly yours,

MURTHA CULLINA LLP

By:	/s/ Edward B. Whittemore
Edward B. Whittemore A Partner of the Firm